H.J. GRUY AND ASSOCIATES, INC.
------------------------------------------------------------
1200 Smith Street, Suite 3040, Houston, Texas  77002 o FAX
(713) 739-6112 o (713) 739-1000





          CONSENT OF H.J. GRUY AND ASSOCIATES, INC.



The Board of Directors
XCL, Ltd.
110 Rue Jean Lafitte
Lafayette, Louisiana 70508


Gentlemen:

We hereby consent to the use of the name H.J. Gruy and Associates, Inc. and references to H.J. Gruy and Associates, Inc. and to the references to our letter report dated April 6, 1999 (Proved Reserves, Zhao Dong Block) prepared for XCL, Ltd. in the filing of the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 of XCL, Ltd.



     Yours very truly,

     H.J. GRUY AND ASSOCIATES, INC.


          /s/ James H. Hartsock
     By: __________________________
     James H. Hartsock, Phd, PE
     Executive Vice President


Houston, Texas
April 9, 1999